Issuer Free Writing Prospectus
Filed pursuant to Rule 433
September 30, 2015
Registration Statement No. 333-203433

What are Callable Notes? Callable Notes are securities with a “call” option that allow the issuer to redeem the security prior to its maturity at par. The investor, in return, will receive an above-market interest rate. The issuer may call these securities when the current interest rate drops below the interest rate on the security. What are the benefits of investing in Callable Notes? Callable Notes are beneficial to investors who believe the current interest rates will either remain the same or increase. If this were to happen, the issuer will most likely not call the notes and the investor will enjoy higher interest rate payments (compared to the current interest rate) until maturity. What are the risks of investing in Callable Notes? Since the call option can only be exercised by the issuer, not the investor, Callable Notes can be risky for investors who are interested in steady income and predictable payment dates. This risk increases if current interest rates are expected to drop. What are some different types of Callable Notes? Fixed Rate Callable Notes have “fixed” interest rates for their entire term. These notes offer investors higher yields versus vanilla benchmarks. Issuer has the right to redeem the notes early in exchange for coupon payments that are potentially higher than nonstructured bonds of similar credit quality. Step-Up Callable Notes have a “fixed” interest rate for a specific period which increases at predetermined dates in the future. The issuer has the right to redeem the notes early in exchange for coupon payments that are potentially higher than non-structured bonds of similar credit quality. FIXED INCOME AND CURRENCIES An overview of Fixed Rate Callable and Step-Up Callable Notes Callable Fixed Rate Notes FIXED RATE CALLABLE NOTES HYPOTHETICAL EXAMPLE Issuer: Royal Bank of Canada Term: 5 Years Call schedule: Semi-Annual Coupon: Semi-Annual Coupon Rate: 2.25% STEP-UP CALLABLE NOTES HYPOTHETICAL EXAMPLE Issuer: Royal Bank of Canada Term: 15 Years Call schedule: Callable every 5 years Coupon: Semi-Annual Coupon Rate: Y1-5: 3.00% Y6-10: 4.25% Y11-Y15: 5.50% YTM: 4.08% Initial Expected Future Rates Initial Expected Future Rates Expected future rates at call decision Expected future rates at call decision Expected future rates at call decision Expected future rates at call decision Initial Expected Future Rates Initial Expected Future Rates Scenario #1: Interest Rates Decrease Scenario #1: Interest Rates Decrease Scenario #2: Interest Rates Increase Scenario #2: Interest Rates Increase Yr1 Yr1 Yr1-5 Yr1-5 Yr6-10 Yr6-10 Yr11-15 Yr11-15 Yr2 Yr2 Yr3 Yr3 Yr4 Yr4 Yr5 Yr5 RBC CAPITAL MARKETS CALLABLE FIXED RATE NOTES rbccm.com 1. Source: Bloomberg, as of August 20, 2015 2. Based on senior debt ratings. The information contained has been compiled from sources believed to be reliable, by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is a registered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited (authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada – Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada. Used under license. © Copyright 2015. All rights reserved. Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for any offering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we have filed with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009. 09/15 15-216 Regional Offices Atlanta Beijing Boston Calgary Chicago Denver Frankfurt Houston Lausanne Los Angeles Madrid Minneapolis Montreal Mumbai Paris San Francisco Singapore Tokyo Vancouver Trading Hubs London Hong Kong New York Sydney Toronto RBC Capital Markets RBC Capital Markets is a premier investment bank that provides a focused set of products and services to corporations, institutional investors and governments around the world. With more than 7,000 professionals, we operate out of 70 offices in 15 countries across North America, the U.K., Europe, and the Asia-Pacific region. We work with clients in over 100 countries around the globe to deliver the expertise and execution required to raise capital, access markets, mitigate risk and acquire or dispose of assets. According to Bloomberg and Dealogic, we are consistently ranked among the largest global investment banks. Royal Bank of Canada RBC Capital Markets is part of a leading provider of financial services, Royal Bank of Canada (RBC). Operating since 1869, RBC is one of the top 15 largest banks in the world and the fifth largest in North America, as measured by market capitalisation. With a strong capital base and consistent financial performance, RBC is among a small group of highly rated global banks. Total Revenue C$8.8 billion Net Income C$2.48 billion Market Capitalization US$82 billion1 Credit Rating Aa3 (Moody’s) AA- (S&P)2 Clients Over 16 million Countries 40 Employees Approximately 79,000 * As of July 31, 2015